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Exhibit 99.2

Consent of Stephens Inc.

        We hereby consent to the use of our opinion letter dated May 8, 2012 to the Board of Directors of Hilltop Holdings Inc. included as Annex C to the Prospectus/Proxy Statement which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of PlainsCapital Corporation with and into Hilltop Holdings Inc. and to the references to such opinion in such Prospectus/Proxy Statement under the captions "Summary—Opinion of Financial Advisor to Hilltop," "The Merger—Background of the Merger," "The Merger—Hilltop's Reasons for the Merger; Recommendation of the Hilltop Board of Directors" and "The Merger—Opinion of Hilltop's Financial Advisor." In giving such consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations issued by the Securities and Exchange Commission thereunder, and we do not thereby admit that we are experts with respect to any part of the Registration Statement under the meaning of the term "expert" as used in the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

STEPHENS INC.
By:	Robert Ulrey
Title:	Managing Director / S.V.P.

June 29, 2012
Little Rock, Arkansas

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Consent of Stephens Inc.